Exhibit 99.2

EL POLLO LOCO, INC. ANNOUNCES PRICING FOR TENDER OFFER FOR ITS 9 1/4% SENIOR SECURED NOTES DUE 2009

IRVINE, CALIFORNIA (November 16, 2005) – El Pollo Loco, Inc. (the “Company”) announced today that it has determined the price for its previously announced tender offer and consent solicitation for any and all of its outstanding $110,000,000 aggregate principal amount of 9 1/4% Senior Secured Notes due 2009 (the “Notes”).

As of November 15, 2005, 97.95% of the outstanding aggregate principal amount of the Notes have been tendered. Holders who have already tendered their Notes and delivered their consents may no longer withdraw their Notes or revoke their consents. The total consideration for the Notes validly tendered and not revoked by 5:00 p.m., New York City time, on October 25, 2005, and accepted for payment will be $1088.37 per $1,000 principal amount of the Notes. In addition to the total consideration payable in respect of the Notes purchased in the tender offer and consent solicitation, the Company will pay accrued and unpaid interest to, but not including, the payment date.

The total consideration was determined as of 2:00 p.m., New York City time, on November 16, 2005, by reference to a fixed spread of 50 basis points above the bid side yield on the 3.00% U.S. Treasury Note due December 31, 2006.

The tender offer and consent solicitation will expire at 8:00 a.m., New York City time, on November 18, 2005, unless extended. The payment date for Notes validly tendered and accepted for payment is expected to be Friday, November 18, 2005.

Except as set forth above, all other provision of the tender offer and consent solicitation with respect to the Notes are as set forth in the Offer to Purchase and Consent Solicitation Statement dated October 12, 2005 (the “Offer to Purchase”). The Company reserves the right to further amend the tender offer and the consent solicitation in its sole discretion.

The Company has retained Merrill Lynch & Co. to act as sole Dealer Manager for the tender offer and as the Solicitation Agent for the consent solicitation and can be contacted at (212) 449-4914 (collect) or (888) ML4-TNDR (toll free). Global Bondholder Services Corporation is the Information Agent and can be contacted at (212) 430-3774 (collect) or (866) 387-1500 (toll free). Copies of the Offer to Purchase and other related documents may be obtained from the Information Agent.

The tender offer and consent solicitation are being made solely on the terms and conditions set forth in the Offer to Purchase. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Notes or any other securities of the Company. This press release also is not a solicitation of consents to the proposed amendments to the indenture. None of the Company, the Dealer Manager or the Information Agent makes any recommendation as to whether holders of the Notes should tender their Notes or consent to the proposed amendments to the indenture and no one has been authorized by any of them to make such recommendations. Holders must make their own decisions as to whether to consent to the proposed amendments to the indenture and to tender the Notes.

About El Pollo Loco

El Pollo Loco, pronounced “L Po-yo Lo-co” and Spanish for “The Crazy Chicken,” is the nation’s leading quick-service restaurant chain specializing in flame-grilled chicken and Mexican-inspired entrees. Founded in Guasave, Mexico in 1975, El Pollo Loco’s long-term success stems from the unique preparation of its award-winning “pollo” - fresh chicken marinated in a special recipe of herbs, spices and citrus juices passed down from the founding family. The marinated chicken is then flame-grilled, hand cut and served hot off the grill with warm tortillas, a wide assortment of side dishes and salsas prepared fresh every day. Rounding out the menu are fresh flavorful entrees inspired by the kitchens of Mexico, including grilled burritos, the original Pollo Bowl®, Pollo Salads, Tacos al Carbon and Quesadillas. For more information, visit www.elpolloloco.com.

Safe Harbor Statement

Certain statements in this press release may contain forward-looking statements concerning the tender offer and the consent solicitation. These statements are based on the Company’s current expectations and the Company can give no assurance that such expectations will prove to be correct.

Contact:	El Pollo Loco, Inc. Attention: Joseph Stein, Chief Financial Officer 3333 Michelson Drive, Suite 550 Irvine, CA 92612 (949) 399-2155 jstein@elpolloloco.com